SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

TIVO INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

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3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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TiVo Inc.

2160 Gold Street

P.O. Box 2160

Alviso, CA 95002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, AUGUST 6, 2003

To The Stockholders of TiVo Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TiVo Inc., a Delaware corporation, will be held on Wednesday, August 6, 2003, at 10:30 a.m. local time at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California for the following purposes:

1.  To elect three directors to hold office until the 2006 Annual Meeting of Stockholders;

2.  To ratify the selection of KPMG LLP as independent auditors of TiVo for its fiscal year ending January 31, 2004; and

3.  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business, including the nominees for directors, are more fully described in the proxy statement that is attached and made a part of this Notice.

The Board of Directors has fixed the close of business on Friday, June 13, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting or at any adjournment or postponement thereof.

By Order of the Board of Directors,

Michael Ramsay
Chairman of the Board and Chief Executive Officer

Alviso, California

June 30, 2003

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

TiVo Inc.

2160 Gold Street

P.O. Box 2160

Alviso, CA 95002

PROXY STATEMENT

General

The enclosed proxy is solicited on behalf of the Board of Directors of TiVo Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on August 6, 2003, at 10:30 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Latham & Watkins LLP at 135 Commonwealth Drive, Menlo Park, California. We intend to mail this proxy statement and accompanying proxy card on or about June 30, 2003 to all stockholders entitled to vote at the Annual Meeting.

Shares Entitled to Vote

Only holders of record of our common stock, par value $0.001 per share, at the close of business on June 13, 2003 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on May 16, 2003, there were 64,498,075 shares of our common stock outstanding and entitled to vote.

Voting and Solicitation

All votes will be tabulated by the Inspector of Elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved. The nominees for election as directors at the Annual Meeting will be elected by a plurality of the votes of the shares of common stock PRESENT IN PERSON OR REPRESENTED BY PROXY at the meeting. All other matters submitted to the stockholders will require the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present as is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares present in person or represented by proxy. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR the election of directors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. We believe that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

We will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to our directors, officers or other regular employees for such services.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of TiVo at our principal executive office, 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the meeting and will be published in our Quarterly Report on Form 10-Q for the quarter ending October 31, 2003. We will file this quarterly report with the Securities and Exchange Commission (“SEC”). After the report is filed, you may obtain a copy by:

•	visiting our web site; or

•	contacting our Investor Relations department at (408) 519-9101.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board of Directors is presently composed of nine members. There are three directors in the class whose term of office expires in 2003. All of the nominees for election to this class are currently directors of TiVo. If elected at the Annual Meeting, each of the nominees would serve until the 2006 Annual Meeting and until his successor has been elected and qualified, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

The names of the nominees and directors, their ages as of May 16, 2003 and certain other information about them are set forth below:

Name of Nominee or Director	Age	Principal Occupation	Director Since
Michael Ramsay	52	Chairman and Chief Executive Officer	1997

James Barton	44	Senior Vice President of Research and Development, Chief Technical Officer	1997

Larry N. Chapman	47	Corporate Senior Vice President of Hughes Electronics Corporation and President and Chief Operating Officer of DIRECTV Latin America	1999

David H. Courtney	43	Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration	2002

John S. Hendricks	50	Chairman, Chief Executive Officer, Discovery Communications, Inc.	1999

Randy Komisar	47	Strategic advisor to various privately held companies	1998

Mark W. Perry	59	General Partner, New Enterprise Associates	2003

Geoffrey Y. Yang	43	Managing Director, Redpoint Ventures and General Partner, Institutional Venture Partners	1997

David M. Zaslav	42	Executive Vice President, NBC and President, NBC Cable	2000

There are no family relationships among any of the directors or executive officers of TiVo.

Nominees for Election for a Three-Year Term Expiring at the 2006 Annual Meeting of Stockholders

Michael Ramsay

Michael Ramsay is a co-founder of TiVo and has served as our Chairman of the Board of Directors and Chief Executive Officer since our inception in August 1997. From April 1996 to July 1997, Mr. Ramsay was the Senior Vice President of the Silicon Desktop Group for Silicon Graphics, Inc. (“SGI”), a manufacturer of advanced graphics computers. From August 1994 to April 1996, Mr. Ramsay was President of Silicon Studio, Inc., a wholly owned subsidiary of SGI focused on enabling applications development for emerging interactive media markets. From July 1991 to August 1994, Mr. Ramsay served as the Senior Vice President and General Manager of Silicon Graphics’ Visual Systems Group. Mr. Ramsay also held the positions of vice president and general manager for the Entry Systems Division of SGI. Prior to 1986, Mr. Ramsay held research & development and engineering management positions at Hewlett-Packard and Convergent Technologies. Additionally, Mr. Ramsay serves on the board of directors of Netflix Inc, an online entertainment subscription service company. Mr. Ramsay holds a B.S. degree in Electrical Engineering from the University of Edinburgh, Scotland.

Randy Komisar

Randy Komisar has served as a director of TiVo since March 1998. Mr. Komisar is a consulting professor at Stanford University. Since 1996, Mr. Komisar has been a strategic business advisor and director to various emerging companies. Mr. Komisar was President and Chief Executive Officer of Crystal Dynamics Inc., a video game development and publishing company, between May 1995 and June 1996. He served as President and Chief Executive Officer of LucasArts Entertainment Company, a digital entertainment company, between January 1994 and May 1995. Mr. Komisar holds a B.A. degree in Economics from Brown University and a J.D. degree from Harvard Law School.

Geoffrey Y. Yang

Geoffrey Y. Yang has served as a director of TiVo since October 1997. Since August 1999, Mr. Yang has been a Managing Director of Redpoint Ventures, a venture capital firm. Mr. Yang has been a general partner of Institutional Venture Partners, a venture capital firm since 1989. Mr. Yang is a director of Ask Jeeves, Inc., a provider of search and natural-language question answering services on the Internet, and Turnstone Systems, Inc., a provider of products that enable DSL services. Mr. Yang holds a B.S.E. degree in Engineering and Management Systems from Princeton University and an M.B.A. degree from Stanford University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE IN PROPOSAL 1

Directors Continuing in Office Until the 2004 Annual Meeting of Stockholders

James Barton

James Barton is a co-founder of TiVo and has served as our Vice President of Research and Development, Chief Technical Officer and Director since our inception and is currently Senior Vice President of Research and Development, Chief Technical Officer and Director. From June 1996 to August 1997, Mr. Barton was President and Chief Executive Officer of Network Age Software, Inc., a company that he founded to develop software products targeted at managed electronic distribution. From November 1994 to May 1996, Mr. Barton served as Chief Technical Officer of Interactive Digital Solutions Company, a joint venture of SGI and AT&T Network Systems created to develop interactive television systems. From June 1993 to November 1994, Mr. Barton served as Vice President and General Manager of the Media Systems Division of SGI. From January 1990 to May 1991, Mr. Barton served as Vice President and General Manager for the Systems Software Division of Silicon Graphics. Prior to joining SGI, Mr. Barton held technical and management positions with Hewlett-Packard and Bell Laboratories. Mr. Barton holds a B.S. degree in Electrical Engineering and an M.S. degree in Computer Science from the University of Colorado at Boulder.

Mark W. Perry

Mark W. Perry was appointed by our Board to serve as a director in January 2003. Mr. Perry joined New Enterprise Associates, a venture capital investment firm, in October 1995 and became a General Partner in June 1996. From May 1994 to December 1995, Mr. Perry served as President and CEO and then as Chairman of Viewstar Corporation, a provider of business process automation client/server software. From 1985 to 1994, Mr. Perry held various executive officer positions at Silicon Graphics, Inc., including Vice Chairman, Executive Vice President and Vice President of Finance and Administration and CFO. Prior to joining SGI, Mr. Perry was Executive Vice President and COO of Sonoma Vineyards and a partner at Arthur Young & Company. Mr. Perry currently serves as a director of Magma Design Automation, Inc., a public company that provides electronic design automation software and design services. Mr. Perry also serves on the board of directors for numerous private companies including Cariocas, Inc. Cendura Corporation, Comstellar Technologies, Inc., CreekPath Systems, Inc., New Path Ventures LLC, newScale, Inc., ReShape Inc., TestMart, Inc. and Think3, Inc. He is a Certified Public Accountant. Mr. Perry holds a B.A. degree in Economics (cum laude) from Amherst College and an M.B.A. degree (with distinction) from Harvard University.

David M. Zaslav

David M. Zaslav has served as a director of TiVo since September 2000. Mr. Zaslav was elected to serve on the Board as the nominee of NBC. Mr. Zaslav is an Executive Vice President of NBC. Since October 1999, Mr. Zaslav has been the President of NBC Cable, a cable television distribution company which provides CNBC, MSNBC, and Valuevision to cable television systems and satellite television providers across the United States, and which has equity interests in the A&E Television Networks, including The History Channel. From April 1996 to October 1999, Mr. Zaslav was President of NBC Cable Distribution. Mr. Zaslav has been employed with NBC since 1989. Prior to his present position, Mr. Zaslav served in a number of capacities for NBC, including Executive Vice President, Business Development, and Senior Vice President and General Counsel, NBC Cable. Prior to joining NBC, Mr. Zaslav was an attorney at the law firm of LeBoeuf, Lamb, Leiby & MacRae, based in New York. Mr. Zaslav also serves on the board of directors of the A&E Television Networks, National Geographic Television, Cable in the Classroom and the Center for Communications in New York. Since 1990, Mr. Zaslav has been an adjunct professor at Fordham University Graduate School. He holds a B.S. degree from SUNY Binghamton and a J.D. degree from Boston University School of Law.

Directors Continuing in Office Until the 2005 Annual Meeting of Stockholders

Larry N. Chapman

Larry N. Chapman has served as a director of TiVo since April 1999. Mr. Chapman was elected to serve on the Board as the nominee of DIRECTV, Inc. Since May 2003, Mr. Chapman has been the Corporate Senior Vice President of Hughes Electronics Corporation. He also holds the position as of March 2003 of President and Chief Operating Officer of DIRECTV Latin America, a leading pay television service in Latin America and the Caribbean. Prior to his present positions, Mr. Chapman served in a number of capacities for DIRECTV since its inception in 1990, including President of DIRECTV Global Digital Media, Inc., Executive Vice President of New Ventures, Advanced Products and Programming, Senior Vice President of Special Markets and Distribution, Senior Vice President of Programming, and Vice President of Business Affairs and Development. Mr. Chapman currently serves as a director of PanAmSat Corporation, a provider of global video and data broadcasting services via satellite and a majority-owned subsidiary of Hughes Electronics Corporation. Mr. Chapman holds a B.S. degree and an M.S. degree in Electrical Engineering from the University of Florida.

David H. Courtney

David Courtney was appointed by our Board to serve as a director in May 2002. Mr. Courtney joined TiVo in March 1999 as Vice President and Chief Financial Officer and in March 2000 was named Senior Vice President for Finance and Administration. Mr. Courtney is currently Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration, serving in this capacity since October 2001. From May

1995 to July 1998, Mr. Courtney served as a Managing Director at J.P. Morgan, an investment banking firm, where he was responsible for building and expanding the firm’s high technology investment banking business in the United States. From 1986 to 1995, Mr. Courtney was a member of the high technology investment banking group at Goldman, Sachs & Co., most recently serving as Vice President. Mr. Courtney currently serves as a director of KQED Television, a non-profit affiliate of the Public Broadcasting System in San Francisco, California and serves on the board of directors of Silicon Image Inc., a semiconductor and system solutions company. Mr. Courtney holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from Stanford University.

John S. Hendricks

John S. Hendricks has served as a director of TiVo since September 1999. Mr. Hendricks was elected to serve on the Board as the nominee of Discovery Communications, Inc. Mr. Hendricks is the Chairman and Chief Executive Officer of Discovery, a privately held, diversified media company, which he founded in 1982. In 1999, Mr. Hendricks formed the Women’s United Soccer Association (“WUSA”), a women’s soccer league. Mr. Hendricks serves as Chairman of the Board of Governors of WUSA. Additionally, Mr. Hendricks serves on the board of directors for the National Cable Television Association and is the Vice-Chair of the Chesapeake Regional 2012 Coalition. Mr. Hendricks also serves on the board of directors of a number of non-profit organizations including the James Madison Council of the Library of Congress, Lowell Observatory, the Nature Conservancy, The American Film Institute and the Walter Kaitz Foundation. Mr. Hendricks holds a B.A. degree in History and an honorary doctorate from the University of Alabama.

Board Committees, Members and Meetings

During the fiscal year ended January 31, 2003, the Board of Directors held five meetings. The Board has the following five committees: (1) Audit, (2) Compensation, (3) Executive, (4) Nominating and (5) Pricing. During the fiscal year ended January 31, 2003, each Board member, with the exception of Mr. Komisar, attended 75% or more of the aggregate of the meetings of the Board and of the Committees on which he served, held during the period for which he was a director or committee member.

Name of Director	Audit		Compensation		Executive		Nominating	Pricing
Non-Employee Directors
Larry N. Chapman	(X	)
John S. Hendricks							*
Randy Komisar	X		X		X			X
Mark W. Perry	*
Geoffrey Y. Yang	X		X		X		X	X
David M. Zaslav							X
Employee Directors
Michael Ramsay					*			*
James Barton					X
David H. Courtney
Former Directors
Stewart Alsop			(X	)	(X	)
Michael J. Homer	(X	)			(X	)
Number of Meetings in Fiscal Year 2003	5		3		3		1	1

X = Committee member;         * = Chair;         (X) former Committee member

Executive Committee.    The Executive Committee has broad discretionary authority to take most actions that may be taken by the Board of Directors, including acting upon recommendations of other committees of the Board of Directors, declaring a dividend, authorizing the issuance of stock and administering our stock plans. Actions the Executive Committee is not authorized to take include: amending our Certificate of Incorporation or Bylaws, adopting an agreement of merger or consolidation or appointing members to other committees of our Board of Directors. The Executive Committee met three times during the fiscal year ended January 31, 2003. The chair of the Executive Committee is Mr. Ramsay and the other members of the Executive Committee are Messrs. Barton, Yang and Komisar.

Compensation Committee.    The Compensation Committee is responsible for determining salaries and incentive compensation for our directors and executive officers and for administering our stock option incentive plans. The Compensation Committee currently consists of Messrs. Komisar and Yang and met three times during the last fiscal year.

Nominating Committee.     The Nominating Committee was established by the Board of Directors in November 2002 for the purpose of, among other things, (i) making recommendations to the Board of Directors regarding candidates for membership on the Board of Directors and regarding the size and composition of the Board of Directors, and (ii) establishing procedures for the nomination process. The Nominating Committee met once during the last fiscal year. The chair of the Nominating Committee is Mr. Hendricks and the other members of the Nominating Committee are Messrs. Zaslav and Yang.

Pricing Committee.     The Pricing Committee was authorized and directed to negotiate, in consultation at its discretion with members of the Board of Directors or Executive Committee, the terms of any offering, issuance and sale of securities of the Company, in either a private placement or a registered offering. The Pricing Committee met once during the last fiscal year. The chair of the Pricing Committee is Mr. Ramsay and the other members of the Pricing Committee are Messrs. Komisar and Yang.

Audit Committee.     The Audit Committee is responsible for, among other things, making recommendations to the Board of Directors regarding the engagement of our independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, and reviewing the adequacy of our internal accounting controls. The Audit Committee is composed of outside directors who are not our officers or employees. The members of our Audit Committee are “independent” as required by the listing requirements of the NASDAQ Stock Market. The Audit Committee met five times during the fiscal year ended January 31, 2003. The chair of the Audit Committee is Mr. Perry and the other members of the Audit Committee are Messrs. Yang and Komisar.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews TiVo’s financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of three independent non-employee directors and operates under a written charter (attached as Exhibit A to our 2000 proxy statement filed with the SEC on July 6, 2000) adopted by the Board of Directors. No member of the Audit Committee is employed by or has any material relationship with TiVo. Management has the primary responsibility for preparing the financial statements and the reporting process, including TiVo’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 31, 2003 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, and the clarity of financial statement disclosures. The Audit Committee reviewed with the independent auditors, who were responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of TiVo’s financial reporting and such other matters as are required to be discussed with the Audit

Committee under generally accepted auditing standards. In addition, the Audit Committee received from and discussed with the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee also reviewed and discussed with the independent auditors any matters required to be considered by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and No. 90 (Audit Committee Communications). The Audit Committee periodically met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of TiVo’s internal controls and the overall quality of TiVo’s financial reporting. In reliance on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2003 for filing with the Securities and Exchange Commission.

Arthur Andersen LLP (“Arthur Andersen”) had served as the independent auditor of the Company since 1998. On May 9, 2002, the Executive Committee of the Board of Directors of TiVo Inc. adopted the recommendation of the Audit Committee to dismiss Arthur Andersen and engaged KPMG to serve as its new independent auditors for its fiscal year ending January 31, 2003.

The reports of Arthur Andersen on the consolidated financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the calendar years ended December 31, 2000 and 2001 and through May 9, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with its report on TiVo’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the two most recent fiscal years and through the May 30, 2003, neither TiVo nor anyone acting on our behalf consulted KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on TiVo’s consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Independent Auditors Fees and Services

In addition to retaining KPMG LLP to audit the consolidated financial statements for the fiscal year ended January 31, 2003, TiVo retained KPMG LLP as well as one other accounting firm in the United Kingdom, Blick Rothenberg Chartered Accountants, to provide various accounting services during the fiscal year ended January 31, 2003. The aggregate fees billed for professional accounting services by KPMG LLP and Arthur Andersen LLP for the fiscal years ended January 31, 2003 and 2002 are as follows:

	Fiscal Year Ended January 31, 2003		Fiscal Year Ended January 31, 2002
	KPMG LLP	Arthur Andersen LLP	Arthur Andersen LLP
Audit Fees	$380,000		$217,000
Audit Related Fees	$15,000		$55,000
Tax Fees	$19,000	$55,000	$144,000
All Other Fees		$10,000

Total	$414,000	$65,000	$416,000

Audit Fees.     This category includes the audit of TiVo’s annual financial statements, review of financial statements included in TiVo’s Form 10-Q Quarterly Reports and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements. Included in the total audit fees in the table above is $33,000 and $64,000 for services related to SEC registration statements and consents for the fiscal years ended January 31, 2003 and 2002, respectively. Additionally, KPMG billed TiVo $160,000 during fiscal year ended January 31, 2003 for professional services rendered in connection with a re-audit of TiVo’s financial statements for the fiscal year ended January 31, 2002.

Audit Related Fees.     This category consists of assurance and related services that were reasonably related to the performance of the audit or review of TiVo’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category were for benefit plan audits.

Tax Fees.     This category consists of professional services rendered for tax compliance and tax advice. The services for the fees disclosed under this category were for tax return preparation and technical tax advice.

All Other Fees.     All other fees would include fees billed for professional services that were not the result of an audit or review.

After careful consideration, we the Audit Committee of the Board of Directors have concluded that the provisioning of these non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.

Audit Committee

Mark W. Perry

Geoffrey Y. Yang

Randy Komisar

Compensation of Directors

Directors who are also executive officers do not receive any additional compensation for serving as members of the Board or any other committee of the Board. Each non-employee director of TiVo is eligible for reimbursement for his expenses incurred in connection with attendance at Board meetings in accordance with TiVo’s policy.

Additionally, non-employee directors are compensated as follows:

Each non-employee director receives stock option grants under the 1999 Non-Employee Directors’ Stock Option Plan. Only non-employee directors of TiVo or an affiliate of such directors (as defined in the Internal Revenue Code of 1986, as amended) are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are intended by TiVo not to qualify as incentive stock options under the Internal Revenue Code.

Option grants under the Directors’ Plan are non-discretionary. Under the Directors’ Plan, non-employee directors are granted a nonstatutory option to purchase 20,000 shares of common stock on the date on which such person is first elected or appointed a director. Options initially granted under the Directors’ Plan vest over a two-year period at a rate of 1/24th per month. In addition, on the day after each of our annual meetings of stockholders, starting with the annual meeting in 2001, each non-employee director automatically receives an option for 10,000 shares if the director has been a non-employee director for at least the prior eighteen months. This option will be fully vested upon its grant. The exercise price of options under the Directors’ Plan will be equal to the fair market value of the common stock on the date of grant.

The option term is 10 years but it terminates three months after the optionholder’s service as a director, an employee or a consultant to TiVo or its affiliates terminates. If such termination is due to the optionholder’s disability, the exercise period is extended to 12 months. If such termination is due to the optionholder’s death or if the optionholder dies within three months after his or her service terminates, the exercise period is extended to 18 months following death. The optionholder may transfer the option by gift to immediate family or for estate-planning purposes. The optionholder also may designate a beneficiary to exercise the option following the optionholder’s death. Otherwise, the option exercise rights will pass by the optionholder’s will or by the laws of descent and distribution. Transactions not involving receipt of consideration by TiVo, such as a merger, consolidation, reorganization, stock dividend or stock split, may change the class and number of shares subject to the Directors’ Plan and to outstanding options. In that event, the Board will appropriately adjust the Directors’ Plan as to the class and the maximum number of shares subject to the Directors’ Plan and subject to future option grants. It also will adjust outstanding options as to the class, number of shares and price per share subject to such options. Upon a change in control of TiVo, the vesting and exercisability of outstanding options will accelerate, and the options will terminate unless an acquiring corporation assumes or replaces outstanding options.

During the fiscal year ended January 31, 2003, TiVo granted options to purchase 70,000 shares to seven non-employee directors of TiVo, at an exercise prices per share of $2.67 and an option to purchase 20,000 shares to one non-employee director of TiVo, at an exercise price per share of $5.46. As of January 31, 2003, options to purchase 21,667 options had been exercised under the 1999 Non-Employee Directors’ Plan.

The Board approved a Directors’ Compensation Program during its November Board Meeting. This compensation program was established in recognition of the increased demands placed upon independent directors. In addition to the option grants mentioned above, directors will receive annual cash compensation for service on the Board as well as committees. Starting with meetings subsequent to the November 2002 meeting, independent directors are now paid a retainer of $15,000 per year, committee chairs each receive an additional $2,000 for each committee meeting attended and committee members each receive an additional $1,000 for each committee meeting attended. For the year ended January 31, 2003 Mr. Komisar and Mr. Yang received cash compensation totaling $8,000 for their attendance at audit and compensation committee meetings under this program.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected KPMG LLP as our independent public auditors for the fiscal year ending January 31, 2004 and has further directed that management submit the selection of independent public auditors for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited our financial statements since the Company’s fiscal year ended January 31, 2002. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent public auditors is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent public auditors at any time during the year if they determine that such a change would be in the best interests of TiVo and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on PROPOSAL 2 at the Annual Meeting will be required to ratify the selection of KPMG LLP as our independent public auditors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of TiVo’s common stock as of May 16, 2003 by: (i) each director; (ii) each of the executive officers named in the Summary of Executive Compensation table; (iii) all executive officers and directors of TiVo as a group; and (iv) all those known by TiVo to be beneficial owners of more than five percent of TiVo’s common stock.

Beneficial Owner	Beneficial Ownership (1)
Executive Officers and Directors **	Number of Shares	Percent of Total
Michael Ramsay (2)	3,045,784	4.6%
James Barton (3)	1,580,205	2.4%
David Courtney (4)	456,052	*
Ta-Wei Chien (5)	474,466	*
Brodie Keast (6)	468,748	*
Morgan Guenther (7)	151,990	*
David Zaslav (8)	4,039,974	6.0%
Geoffrey Y. Yang (9)	3,707,076	5.7%
Larry N. Chapman (10)	3,582,542	5.5%
Mark Perry (11)	3,106,094	4.7%
John S. Hendricks (12)	2,356,910	3.6%
Randy Komisar (13)	247,091	*

5% Stockholders
America Online, Inc. (14) 22000 AOL Way Dulles, VA 20166-9323	7,022,318	10.8%

National Broadcasting Company, Inc. (8) 30 Rockefeller Plaza, 10th Floor New York, NY 10112	4,039,974	6.0%

Entities Affiliated with Institutional Venture Partners (15) 3000 Sand Hill Road Building 2, Suite 290 Menlo Park, CA 94025	3,628,555	5.6%

Hughes Electronics Corporation (10) 200 North Sepulveda Boulevard El Segundo, CA 90245	3,582,542	5.5%

All executive officers and directors as a group (13 persons) (16)	23,399,074	32.2%

*	Less than one percent.
**	In April 2003, we hired Martin Yudkovitz as our new President and granted him options to purchase 550,000 shares of our common stock at that time. See “Employment Contracts, Employment Severance and Change of Control Agreements.” None of these options are exercisable within 60 days of May 16, 2003 and as of May 16, 2003 Mr. Yudkovitz did not beneficially own any other shares of our common stock.

(1)	This table is based upon information supplied by officers, directors and principal stockholders, Schedules 13D and 13G filed with the Securities and Exchange Commission and information to our knowledge based upon our stock transfer records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 64,498,075 shares outstanding on May 16, 2003 adjusted as required by rules promulgated by the Securities and Exchange Commission.
(2)	Includes 1,130,290 shares Mr. Ramsay has the right to acquire pursuant to outstanding options exercisable within 60 days of May 16, 2003, 118,491 shares of which will not have vested.
(3)	Includes 375,206 shares Mr. Barton has the right to acquire pursuant to outstanding options exercisable within 60 days of May 16, 2003, 71,435 shares of which will not have vested.
(4)	Includes 456,051 shares Mr. Courtney has the right to acquire pursuant to outstanding options exercisable within 60 days of May 16, 2003, 90,792 shares of which will not have vested.
(5)	Includes 399,790 shares Mr. Chien has the right to acquire pursuant to outstanding options exercisable within 60 days of May 16, 2003, 87,606 shares of which will not have vested.
(6)	Includes 225 shares held by Mr. Keast as custodian for a son under the California Uniform Transfers to Minors Act, 200 shares held by Mr. Keast as custodian for a son under the California Uniform Transfers to Minors Act, and 200 shares held by Mr. Keast as spouse of custodian for a daughter under the California Uniform Transfers to Minors Act. Also includes 468,123 shares subject to stock options exercisable within 60 days of May 6, 2003, 103,951 shares of which will not have vested.
(7)	Includes 52,539 shares Mr. Guenther has the right to acquire pursuant to outstanding options exercisable within 60 days of May 16, 2003.
(8)	Includes (i) 1,013,513 shares held by NBC Multimedia, Inc., (ii) 2,506,265 shares underlying $10,000,000 principal amount of our 7% Convertible Senior Notes, assuming the current conversion price of $3.99 per share, held by National Broadcasting Company, Inc., and (iii) 490,196 shares underlying warrants held by National Broadcasting Company, Inc. Mr. Zaslav, a member of our Board of Directors, is an officer of NBC Cable Networks, an affiliate of NBC Multimedia, Inc. Mr. Zaslav disclaims beneficial ownership of such shares. Also includes 30,000 shares subject to stock options exercisable within 60 days of May 16, 2003, all of which will have vested, and all of which Mr. Zaslav holds as nominee for National Broadcasting Company, Inc. and disclaims beneficial ownership thereof.
(9)	Includes 3,464,990 shares of stock owned by Institutional Venture Partners VII, L.P., 71,746 shares of stock owned by Institutional Venture Management VII, L.P. and 91,819 shares of stock owned by IVP Founders Fund I, L.P. Mr. Yang, one of our directors, is a general partner of International Venture Management VII, L.P., the general partner of Institutional Venture Partners VII, L.P., and a general partner of Institutional Venture Management VI, L.P., the general partner of IVP Founders Fund I, L.P. Mr. Yang disclaims beneficial ownership of these shares except to the extent of his individual partnership interests, but exercises sole voting and investment power with respect to 38,521 shares and shared voting and investment power with respect to the remainder of these shares. Also includes 40,000 shares Mr. Yang has right to acquire pursuant to outstanding options exercisable within 60 days of May 16, 2003, all of which will have vested.
(10)	Includes 3,386,601 shares and warrants to purchase 155,941 shares held by Hughes Electronics Corporation. Mr. Chapman is an executive officer of Hughes Electronics Corporation and is a member of our Board of Directors. DIRECTV, Inc., which has a commercial relationship with us, is a wholly-owned subsidiary of Hughes Electronics Corporation. Mr. Chapman disclaims beneficial ownership of these shares. Also includes 40,000 shares Mr. Chapman has the right to acquire pursuant to outstanding options exercisable within 60 days of May 16, 2003. Mr. Chapman holds these options on behalf of Hughes Electronics Corporation and disclaims beneficial ownership of these shares.
(11)

Includes 1,557,629 shares of common stock and warrants to purchase 1,465,900 shares of our common stock owned of record by New Enterprise Associates 10, Limited Partnership. Mr. Perry, one of our directors, is a general partner of NEA Partners 10, Limited Partnership, which is the sole general partner of New Enterprise Associates 10, Limited Partnership. Mr. Perry disclaims beneficial ownership of these shares, but has shared voting and dispositive power over these shares. Individual beneficial holdings of Mr. Perry include 20,000 shares Mr. Perry has the right to acquire pursuant to outstanding options exercisable within 60 days of May 16, 2003, 15,834 shares of which will not have vested.

(12)	Includes 2,071,812 shares and warrants to purchase 245,098 shares held by Discovery Communications, Inc. Mr. Hendricks is an officer of Discovery Communications, Inc. and is a member of our Board of Directors. Mr. Hendricks disclaims beneficial ownership of, but exercises shared voting and investment power with respect to, such shares. Also includes 40,000 shares Mr. Hendricks has right to acquire pursuant to outstanding stock options exercisable within 60 days of May 16, 2003, all of which will have vested.
(13)	Includes 40,000 shares Mr. Komisar has the right to acquire pursuant to outstanding options exercisable within 60 days of May 16, 2003, all of which will have vested.
(14)	Includes 6,726,890 shares and warrants to purchase 295,428 shares held by America Online, Inc.
(15)	Includes 3,464,990 shares of stock owned by Institutional Venture Partners VII, L.P., 71,746 shares of stock owned by Institutional Venture Management VII, L.P. and 91,819 shares of stock owned by IVP Founders Fund I, L.P.
(16)	Includes 3,273,914 shares subject to options exercisable within 60 days of May 16, 2003, 488,109 of which will not have vested.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table shows for the fiscal years ended January 31, 2003 and 2002, respectively, the one-month transition period ended January 31, 2001 and the fiscal year ending December 31, 2000 compensation awarded, paid to, or earned by, our Chief Executive Officer, our former President and our four other most highly compensated executive officers.

Summary of Executive Compensation

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation		Securities Underlying Options/ SARs (#)	All Other Compensation
Michael Ramsay Chairman of the Board and Chief Executive Officer	FY 2003 FY 2002 One-month* CY 2000	$ $ $ $	325,000 325,000 27,083 300,644	$ $ $ $	76,400 53,625 — 22,500	$ $ $ $	— — — —	150,000 275,000 — 150,000	$ $ $ $	— — — —

James Barton Senior Vice President of Research and Development, Chief Technical Officer and Director	FY 2003 FY 2002 One-month* CY 2000	$ $ $ $	275,000 275,000 22,917 250,285	$ $ $ $	45,200 31,760 — 20,000	$ $ $ $	— — — —	75,000 150,000 — 100,000	$ $ $ $	— — — —

Ta-Wei Chien Senior Vice President, General Manager of TiVo Technologies	FY 2003 FY 2002 One-month* CY 2000	$ $ $ $	275,000 275,000 22,917 250,232	$ $ $ $	45,200 31,760 — 39,000	$ $ $ $	— — — —	75,000 175,000 — 100,000	$ $ $ $	— — — —

David H. Courtney Chief Financial Officer, Executive Vice President Worldwide Operations and Administration	FY 2003 FY 2002 One-month* CY 2000	$ $ $ $	300,000 275,000 22,917 250,265	$ $ $ $	95,200 108,510 — 20,000	$ $ $ $	— — — —	100,000 170,000 — 100,000	$ $ $ $	28,900 — — —	**

Brodie Keast Senior Vice President, General Manager TiVo Service	FY 2003 FY 2002 One-month* CY 2000	$ $ $ $	275,000 275,000 22,917 250,000	$ $ $ $	75,200 41,750 25,000 2,100	$ $ $ $	— — — —	50,000 220,000 — 30,000	$ $ $ $	— — — —

Morgan Guenther + Former President	FY 2003 FY 2002 One-month* CY 2000	$ $ $ $	300,000 234,401 18,333 200,000	$ $ $ $	45,200 25,410 — 85,089	$ $ $ $	— — — —	75,000 225,000 — 50,000	$ $ $ $	271,500 — — 918,488	++ +++

*	Information is for the one-month transition period from January 1, 2001 to January 31, 2001 only.
**	The All Other Compensation amount disclosed for Mr. Courtney in FY 2003 consists of $28,900 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Courtney.
+	Mr. Guenther joined the Company in June 1999 and resigned as President of Company on January 31, 2003. Pursuant to the terms of an agreement we entered into with Mr. Guenther, Mr. Guenther remained employed as a Senior Advisor of TiVo through April 2003. See “Employment Contracts, Employment Severance and Change of Control Agreements.”

++	The All Other Compensation amounts disclosed for Mr. Guenther in FY 2003 consists of $271,500 of taxable income from a disqualifying disposition resulting from a gain from the exercise and sale of stock options by Mr. Guenther.
+++	The All Other Compensation amounts disclosed for Mr. Guenther in CY 2000 consists of $918,488 of taxable income from a disqualifying disposition resulting from a gain from the same day exercise and sale of stock options by Mr. Guenther.

Stock Option Grants And Exercises

TiVo grants stock options to its executive officers under its 1997 Equity Incentive Plan and 1999 Equity Incentive Plan. As of January 31, 2003, options to purchase a total of 11,168,096 shares were outstanding under the 1997 and 1999 Equity Incentive Plans, and shares available for future option grants under these plans were 9,913,536. The following tables show, for the fiscal year ended January 31, 2003, certain information regarding options granted to, exercised by, and held at year-end by, the executive officers listed on the “Summary of Executive Compensation” table above. The exercise price of each option granted was equal to the fair market value of TiVo’s common stock as quoted on the NASDAQ for the date of grant. The exercise price may be paid in cash or in shares of TiVo’s common stock valued at fair value on the exercise date.

The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% or 10% appreciation are calculated by:

•	multiplying the number of shares of common stock subject to a given option by the exercise price per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

•	subtracting from that result the aggregate option exercise price.

The shares listed in the following table under “Number of Securities Underlying Options/SARs Granted” are subject to vesting. These stock options vest ratably over 48 months with the exception of 50,000 options granted to each of Mr. Courtney and Mr. Guenther which vest 100% upon the attainment of specified Company goals. Each of the options has a ten-year term, subject to earlier termination if the optionee’s employment or service with the Company ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable. See the section below entitled “Certain Relationships and Related Transactions” for a description of the stock options that have been granted to Messrs. Ramsay, Guenther, Barton, Chien, Courtney and Keast.

Percentages shown under “Percent of Total Options/SARs Granted to Employees in Fiscal Year Ended January 31, 2003” are based on options to purchase 2,276,800 shares of TiVo’s common stock granted to TiVo’s employees during the year ended January 31, 2003.

Option/SAR Grants During the Fiscal Year Ended January 31, 2003

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year Ended January 31, 2003	Exercise or Base Price ($/Share)

Name				Expiration Date	5% ($)	10% ($)
Michael Ramsay	150,000	6.59%	$3.90	5/7/2012	$367,903	$932,339
James Barton	75,000	3.29%	$3.90	5/7/2012	$183,952	$466,170
Ta Wei Chien	75,000	3.29%	$3.90	5/7/2012	$183,952	$466,170
David H. Courtney	100,000	4.39%	$3.90	5/7/2012	$245,269	$621,560
Brodie Keast	50,000	2.20%	$3.90	5/7/2012	$122,634	$310,780
Morgan Guenther	75,000	3.29%	$3.90	5/7/2012	$183,952	$466,170

The following table sets forth the number and value of securities underlying unexercised options that are held by the executive officers listed on the “Summary of Executive Compensation” table above. Amounts shown under the column “Value Realized” include the proceeds received from the options exercised, which is calculated by multiplying the deemed fair value per share on the date of exercise less the option exercise price per share times the number of shares exercised. Amounts shown under the column “Value of Unexercised In-the-Money Options/SARs at January 31, 2003” are based on the closing price of TiVo’s common stock ($5.17) on January 31, 2003, as reported on the NASDAQ National Market, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares. TiVo’s stock option plans allow for the early exercise of options granted to employees prior to August 8, 2001. For options granted subsequent to August 8, 2001, options are exercisable as vested. All options exercised early are subject to repurchase by TiVo at the original exercise price, upon the option holder’s cessation of employment or service to the company prior to the vesting of the shares.

Aggregated Option/SAR Exercises During the Fiscal Year Ended January 31, 2003,

and Option/SAR Values as of January 31, 2003

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at January 31, 2003 (#) Exercisable/Unexercisable	Value of Unexercised, In-the-Money Options/SARs at January 31, 2003 ($) Exercisable/Unexercisable
Michael Ramsay	—	$—	1,100,000 / 125,000	$319,750 / $158,750
Morgan Guenther	75,000	$271,500	333,334 / 70,834	$5,291 / $89,959
James Barton	—	$—	362,500 / 62,500	$159,875 / $79,375
Ta-Wei Chien	—	$—	387,500 / 62,500	$159,875 / $79,375
David H. Courtney	35,000	$101,150	474,115 / 91,667	$144,983 / $116,417
Brodie Keast	—	$—	458,332 / 41,668	$164,182 / $52,918

Equity Compensation Plan Information

We maintain the 1997 and 1999 Equity Incentive Plans, the 1999 Non-employee Directors’ Stock Option Plan, the 1999 Employee Stock Purchase Plan, pursuant to which we may grant equity awards to eligible persons.

The following table gives information as of January 31, 2003 about equity awards under our stock option plans and warrants:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Security Holders (1)	11,438,096	(2)	$9.05	(2)	11,142,987	(3)
Equity Compensation Plans Not Approved by Security Holders (4)	5,800,209		$6.46		0

Total	17,238,305		$8.18		11,142,987

(1)	These plans consist of: (i) 1997 Equity Incentive Plan; (ii) 1999 Equity Incentive Plan; (iii) 1999 Non-employee Directors’ Stock Option Plan and (iv) the 1999 Employee Stock Purchase Plan.
(2)	The Company is unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the Employee Stock Purchase Plan. Accordingly, the number of shares listed in column (a) and the weighted average exercise priced described in column (b) apply only to options outstanding under the 1997 and 1999 Equity Incentive Plans and the 1999 Non-employee Directors’ Stock Option Plan. The Employee Stock Purchase Plan provides that shares of the Company’s common stock may be purchased at a per share price equal to 85% of the fair market value of the common stock on the beginning of the offering period or a purchase price date applicable to such offering period, which ever is lower.
(3)	Of these shares of common stock, 475,430 remain available for future issuance under the 1997 Equity Incentive Plan, 9,438,106 remain available for future issuance under the 1999 Equity Incentive Plan and 608,333 remain available for future issuance under the 1999 Non-employee Directors’ Stock Option Plan and 621,118 remain available for future issuance 1999 Employee Stock Purchase Plan. The number of shares authorized for option grants under the 1999 Equity Incentive Plan is subject to an annual increase of the greater of 7% of diluted shares outstanding or 4,000,000 shares, up to a maximum of 40,000,000 shares. The number of shares authorized for option grants under the 1999 Non-employee Directors’ Stock Option Plan is subject to an annual increase of 100,000 shares. The number of shares authorized for issuance under the 1999 Employee Stock Purchase Plan is subject to an annual increase on each October 31 through October 31, 2008, equal to the lesser of (i) 5% of the outstanding shares of common stock on a diluted basis, (ii) 500,000 shares, or (iii) a smaller number as determined by the board of directors.
(4)	These plans consist of (i) Three year warrants granted to certain institutional investors to purchase 1,323,120 shares of TiVo common stock (ii) Four year warrants granted to the same institutional investors to purchase 1,323,120 shares of TiVo common stock (iii) Five year warrants granted to convertible noteholders to purchase 2,536,766 shares of TiVo common stock (iv) Five year warrants granted to investment bankers in conjunction with the issuance of convertible notes to purchase 145,834 shares of TiVo common stock (v) Ten year warrants granted to DIRECTV to purchase 155,941 shares of TiVo common stock (vi) warrants granted to AOL to purchase 295,428 shares of TiVo common stock and (vii) warrants granted to Global Alliance Partners to purchase 20,000 shares of TiVo common stock.

For additional information on the material features of the warrants we have issued, please see Note 8. to our consolidated financial statements for the fiscal year ended January 31, 2003 included in our Annual Report on Form 10-K.

Employment Contracts, Employment Severance and Change of Control Agreements

Change of Control Severance Agreements.    Each of our executive officers and vice presidents has executed a change of control severance agreement with us. Pursuant to the terms of these agreements, in the event that, within eighteen months following a “change of control,” as described below, an executive officer or a vice president is terminated other than for “cause” or due to a “disability,” each as defined in the agreements, or the executive officer or vice president terminates his or her employment for “good reason,” as defined in the agreements, the executive officer or vice president will be entitled to a lump sum payment equal to 100% of his or her annual base salary and 100% of his or her targeted annual bonus. In addition, all options held by the terminated executive officer or vice president will become 100% vested and any restrictions on any shares granted to the executive officer or vice president will immediately lapse. We have also agreed to provide the following benefits to any terminated executive officer or vice president:

•	continued directors’ and officers’ liability insurance for a period of six years not to exceed one hundred fifty percent (150%) of the per annum rate of premium currently paid by us for the insurance;

•	medical benefits for a period not to exceed two years from the date of termination; and

•	up to $25,000 for outplacement and relocation fees.

We have also agreed to continue to indemnify the terminated executive officers or vice presidents for any liability relating to his or her activities on behalf of the company to the extent permitted by applicable law. These agreements do not obligate our executive officers to mitigate losses by seeking other employment or otherwise, and the benefits under these agreements will not be reduced by compensation earned through employment by another employer. These agreements have one-year terms that automatically renew each January 1 unless we notify the executive officers by no later than September 30 of the preceding year.

A “change of control” under these agreements will be deemed to have occurred in the event of:

(i)	a sale, lease or other disposition of all or substantially all of our assets;

(ii)	a sale by the holders of our voting stock to another corporation and/or its subsidiaries that results in the ownership by such corporation and/or its subsidiaries of eighty percent (80%) or more of the combined voting power of all classes of our voting stock entitled to vote;

(iii)	a merger or consolidation in which we are not the surviving corporation; or

(iv)	a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

Additionally, our 1997 Amended and Restated Equity Incentive Plan and our 1999 Equity Incentive Plan provide for vesting of options upon a “change of control,” as defined in the plans, in the event that during the first thirteen months following the change of control, the option holder’s employment is terminated by the company other than for cause or the employee terminates his or her employment due to a constructive termination. If the change of control provisions are triggered, non-executive officer employees would be entitled to acceleration of twenty-five percent (25%) of their unvested options and vice presidents and higher would be entitled to acceleration of fifty (50%) of their unvested options. Under stock options granted to them, Mr. Ramsay and Mr. Barton are entitled to accelerated vesting on all of their outstanding options if the change of control provisions of their option grants are triggered.

Extended Employment Agreement between TiVo Inc. and Morgan Guenther.    Mr. Guenther resigned from his position as our President effective January 31, 2003. In connection with his resignation, we entered into an extended employment agreement with Mr. Guenther pursuant to which we agreed to continue Mr. Guenther’s employment in a Senior Advisor position until April 30, 2003. We agreed to provide Mr. Guenther with three months of severance and health benefits and three months of additional stock option vesting.

Offer from TiVo Inc. to Martin J. Yudkovitz.    On April 28, 2003, we offered Mr. Yudkovitz employment in the position of President, which offer Mr. Yudkovitz accepted. We agreed to pay Mr. Yudkovitz $330,000 per year, a sign-on bonus of $150,000 payable over two years, the second of which can be paid at our option in fully vested common stock, and a target bonus of 50% to 100% of his base salary paid annually. Mr. Yudkovitz is eligible to participate in the Company’s employee benefit plans. We also agreed to establish a milestone-based incentive plan for Mr. Yudkovitz, that will pay him a bonus of up to $75,000 per year for his first two full years of employment. In addition we agreed to make the following stock option grants to Mr. Yudkovitz, which were approved by our board of directors:

•	an option to purchase 350,000 shares of our common stock with an exercise price equal to the fair market value of the common stock on the day prior to his date of hire, which will vest on the following schedule: 25% of the shares subject to the option will vest on the first anniversary of the date of hire and the remaining shares will vest in equal monthly installments over the subsequent three years.

•	options to purchase 50,000 shares and 150,000 shares of our common stock each with an exercise price equal to the fair market value of the common stock on the day prior to his date of hire, each of which will vest upon the attainment of company-specified goals but not later than the fifth anniversary of the date of hire.

Additionally, we also committed to award a stock option renewal grant of at least 100,000 shares to Mr. Yudkovitz during his third year of employment. We also offered Mr. Yudkovitz a relocation package not to exceed $400,000, an executive life insurance policy with a face value of $5.0 million, short and long term disability coverage and an expense allowance for his first 12 months of employment not to exceed $50,000.

In the event Mr. Yudkovitz’s employment with us is involuntarily terminated without cause, and the termination does not trigger severance payments under his change of control severance agreement, we agreed to pay Mr. Yudkovitz a severance package consisting of continued payment of 100% of his then-current base salary over a twelve-month period, a lump sum payment equal to 100% of his most recently established annual bonus target, a lump-sum payment equal to any unpaid portion of his sign-on bonus, continued health insurance benefits for a twelve-month period, and automatic vesting of options that would have vested within twelve months.

Certain Relationships and Related Transactions

Option Grants to Named Executive Officers

We granted options to purchase 150,000 shares of TiVo common stock at an exercise price of $3.90 on May 7, 2002 to Michael Ramsay, our Chairman and Chief Executive Officer. Previously we had granted options to Mr. Ramsay to purchase 150,000 shares of TiVo common stock at an exercise price of $3.25 on September 27, 2001; options to purchase 125,000 shares of TiVo common stock at an exercise price of $6.31 on February 6, 2001; options to purchase 150,000 shares of TiVo common stock at an exercise price of $21.00 per share on June 5, 2000; and options to purchase 650,000 shares of TiVo common stock at an exercise price of $6.50 per share on June 15, 1999. With the exceptions of the May 2002 and September 2001 grants, these options are subject to vesting as follows: 25% of the shares vest twelve months after the date of grant and 2.083% of the shares vest each month thereafter. The May 2002 granted options vest ratably over 48 months. The September 2001 granted options were subject to vesting as follows: 33% of the shares vested six months after the date of grant and 11.11% of the shares vested each month for six months, so that 100% of the shares were vested twelve months after the date of grant. These options will expire ten years from the date of grant. We recorded $72,109 of compensation expense for the year ended January 31, 2003 in connection with options granted to Mr. Ramsay.

We granted options to purchase 75,000 shares of TiVo common stock at an exercise price of $3.90 on May 7, 2002 to Morgan Guenther, our former President. Previously we had granted options to Mr. Guenther to purchase 50,000 shares of TiVo common stock at an exercise price of $6.31 on February 6, 2001; options to purchase 75,000 shares of TiVo common stock at an exercise price of $3.25 on September 27, 2001; options to purchase 100,000 shares of TiVo common stock at an exercise price of $5.35 on November 1, 2001; options to purchase 30,000 shares of TiVo common stock at an exercise price of $20.00 per share on May 23, 2000; options to purchase 20,000 shares of TiVo common stock at an exercise price of $32.32 per share on February 28, 2000; and options to purchase 200,000 shares of TiVo common stock at an exercise price of $6.50 per share on June 16, 1999. With the exceptions of the May 2002 and September 2001 and November 2001 grants, these options are subject to vesting as follows: 25% of the shares vest twelve months after the date of grant and 2.083% of the shares vest each month thereafter. The May 2002 granted options were subject to vesting as follows: 25,000 shares vest ratably over 48 months and the balance of 50,000 shares vest upon attainment of specified Company goals. The September 2001 and November 2001 options were subject to vesting as follows: 33% of the shares vested six months after the date of grant and 11.11% of the shares vested each month for six months, so that 100% of the shares were vested twelve months after the date of grant. These options will expire ten years from the date of grant. We recorded $22,187 of compensation expense for the year ended January 31, 2003 in connection with options granted to Mr. Guenther.

We granted options to purchase 75,000 shares of TiVo common stock at an exercise price of $3.90 on May 7, 2002 to James Barton, our Senior Vice President, Research & Development and Chief Technical Officer. Previously we had granted options to Mr. Barton to purchase 75,000 shares of TiVo common stock at an exercise price of $3.25 on September 27, 2001; options to purchase 75,000 shares of TiVo common stock at an exercise price of $6.31 on February 6, 2001; options to purchase 100,000 shares of TiVo common stock at an exercise price of $21.00 on June 5, 2000; and options to purchase 100,000 shares of TiVo common stock at an exercise price of $6.50 on June 16, 1999. With the exceptions of the May 2002 and September 2001 grants, these options are subject to vesting as follows: 25% of the shares vest twelve months after the date of grant and 2.083% of the shares vest each month thereafter. The May 2002 granted options vest ratably over 48 months. The September 2001 granted options were subject to vesting as follows: 33% of the shares vested six months after the date of grant and 11.11% of the shares vested each month for six months, so that 100% of the shares were vested twelve months after the date of grant. These options will expire ten years from the date of grant. We recorded $11,094 of compensation expense for the year ended January 31, 2003 in connection with options granted to Mr. Barton.

We granted options to purchase 75,000 shares of TiVo common stock at an exercise price of $3.90 on May 7, 2002 to Ta-Wei Chien, our Senior Vice President, General Manager TiVo Technologies. Previously we had granted options to Mr. Chien to purchase 75,000 shares of TiVo common stock at an exercise price of $3.25 on September 27, 2001; options to purchase 100,000 shares of TiVo common stock at an exercise price of $6.31 on February 6, 2001; options to purchase 100,000 shares of TiVo common stock at an exercise price of $20.00 on May 23, 2000; options to purchase 100,000 shares of TiVo common stock at an exercise price of $6.50 on June 16, 1999; and options to purchase 338,542 shares of TiVo common stock at an exercise price of $.04 on March 23, 1998. With the exceptions of the May 2002 and September 2001 grants, these options are subject to vesting as follows: 25% of the shares vest twelve months after the date of grant and 2.083% of the shares vest each month thereafter. The May 2002 granted options vest ratably over 48 months. The September 2001 granted options were subject to vesting as follows: 33% of the shares vested six months after the date of grant and 11.11% of the shares vested each month for six months, so that 100% of the shares were vested twelve months after the date of grant. These options will expire ten years from the date of grant. We recorded $11,094 of compensation expense for the year ended January 31, 2003 in connection with options granted to Mr. Chien.

We granted options to purchase 100,000 shares of TiVo common stock to David H. Courtney, our Chief Financial Officer and Executive Vice President, Worldwide Operations and Administration, at an exercise price of $3.90 per share on May 7, 2002. Previously we had granted options to Mr. Courtney to purchase 70,000 shares of common stock at an exercise price of $3.25 per share on September 27, 2001; options to purchase 100,000 shares of TiVo common stock, at an exercise price of $6.31 per share on February 6, 2001; options to purchase 100,000 shares of common stock on May 23, 2000 at an exercise price of $20.00; and options to purchase 254,818 shares of common stock on March 12, 1999 at an exercise price of $1.00 per share. With the exceptions of the May 2002 and September 2001 grants, these options are subject to vesting as follows: 25% of the shares vest twelve months after the date of grant and 2.083% of the shares vest each month thereafter. The May 2002 granted options were subject to vesting as follows: 50,000 shares vest ratably over 48 months and the balance of 50,000 shares vest upon attainment of specified Company goals. The September 2001 granted options were subject to vesting as follows: 33% of the shares vested six months after the date of grant and 11.11% of the shares vested each month for six months, so that 100% of the shares were vested twelve months after the date of grant. On March 12, 1999, we also granted Mr. Courtney an option to purchase 50,964 shares of TiVo common stock at an exercise price of $1.00 per share. This option vests monthly over a four-year period that began upon the completion of our initial public offering in September 1999. These options will expire ten years from the date of grant. We recorded $53,087 of compensation expense for the year ended January 31, 2003 in connection with options granted to Mr. Courtney.

We granted options to purchase 50,000 shares of TiVo common stock at an exercise price of $3.90 per share on May 7, 2002 to Brodie Keast, our Senior Vice President, General Manager TiVo Service. Previously we had granted options to Mr. Keast to purchase 80,000 shares of TiVo common stock at an exercise price of $3.25 on September 27, 2001; options to purchase 140,000 shares of TiVo common stock at an exercise price of $6.31 on February 6, 2001; options to purchase 30,000 shares of TiVo common stock at an exercise price of $20.00 per share on May 23, 2000; options to purchase 75,000 shares of TiVo common stock at an exercise price of $16.00 per share on December 14, 1999; and options to purchase 125,000 shares of TiVo common stock at an exercise price of $35.75 per share on December 14, 1999. With the exceptions of the May 2002 and September 2001 grants, these options are subject to vesting as follows: 25% of the shares vest twelve months after the date of grant and 2.083% of the shares vest each month thereafter. The May 2002 granted options vest ratably over 48 months. The September 2001 granted options were subject to vesting as follows: 33% of the shares vested six months after the date of grant and 11.11% of the shares vested each month for six months, so that 100% of the shares were vested twelve months after the date of grant. These options will expire ten years from the date of grant. We recorded $233,577 of compensation expense for the year ended January 31, 2003 in connection with options granted to Mr. Keast.

Other Transactions with Executive Officers, Directors and Five Percent Stockholders

TiVo has entered into indemnity agreements with its directors and executive officers that provide, among other things, that TiVo will indemnify these persons, under circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be a party by reason of his or her position as a director, and otherwise to the full extent permitted under Delaware law and TiVo’s Bylaws.

DIRECTV

On April 13, 1999, the Company entered into an agreement with DIRECTV to promote and offer support for the TiVo Service and products that enable the TiVo Service (the “DIRECTV Agreement”). Under the DIRECTV Agreement, DIRECTV provides a variety of marketing and sales support to promote TiVo and the TiVo Service, collaborate on certain product development efforts and make a portion of the bandwidth capacity of DIRECTV’s satellite network available to TiVo.

In April 1999, the Company issued 1,128,867 shares of common stock in exchange for a $2.8 million promissory note due at the end of a three-year service period which began October 2000. The shares were valued at an estimated fair value of $6.50 per share. The $4.5 million of estimated fair value in excess of the balance of the note was recorded as a prepaid marketing expense contra-equity account. This $4.5 million prepaid marketing expense is amortized into sales and marketing—related parties expense as the bandwidth services are provided over the three-year service period. DIRECTV may repay the note either by providing bandwidth capacity at no additional charge or by paying in cash. At the end of the three-year service period, if specified milestones are not achieved, TiVo will have the right to repurchase some or all of these shares at $.001 per share. Amortization of the prepaid marketing expense and the note receivable began in calendar year 2000. For the fiscal years ended January 31, 2003 and 2002, the one-month transition period ended January 31, 2001 and calendar year ended December 31, 2000, $941,000, $941,000, $78,000 and $235,000 had been amortized, respectively, for providing bandwidth as repayment of the note receivable as sales and marketing—related parties expense. Also, $1.5 million, $1.5 million, $125,000 and $376,000 had been amortized for prepaid marketing expense as sales and marketing—related parties expense for the fiscal years ended January 31, 2003 and 2002, the one-month transition period ended January 31, 2001 and calendar year ended December 31, 2000, respectively.

In addition to the equity consideration for DIRECTV’s marketing services described above, DIRECTV receives a percentage of TiVo’s subscription revenues attributable to DIRECTV/TiVo subscribers. These amounts are expensed as incurred and included in sales and marketing—related parties expense.

On October 6, 2000 TiVo and DIRECTV signed a Warrant and Registration Rights Agreement. Under the terms of this agreement, DIRECTV has the right to purchase shares of TiVo common stock for each sale of the DIRECTV receiver with TiVo recorder. The strike price is calculated as the average daily closing price of a share of common stock of the Company as reported on the Nasdaq for the five trading days of the month in which the warrants were earned. As of January 31, 2002, DIRECTV had earned the right to receive common stock warrants to purchase 155,941 shares at exercises prices ranging from $4.58-$12.88. The fair value of each warrant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants: weighted average risk-free interest rates of between 3.99% and 5.85%; expected dividend yield of zero percent; expected lives of two years for the warrants; and expected volatility of 70%. The value of warrants of $121,000, $76,000 and $173,000 was expensed as sales and marketing—related parties expense for fiscal year ended January 31, 2002, the one-month transition period ended January 31, 2001 and calendar year ended December 31, 2000, respectively.

On February 15, 2002, the Company entered into a new product development agreement (the “Development Agreement”) and a new services agreement (the “Services Agreement”) with DIRECTV, Inc., with whom it jointly introduced the first DIRECTV receiver with the Company’s digital video recording technology in October of 2000. The Development Agreement provides for the development of the next generation DIRECTV-TiVo combination receiver to be known as the “Provo receiver” and for software upgrades to the existing combination receivers, known as “Reno receivers”, to enable customers to receive the upgraded DVR functionality.

Under the terms of the Development Agreement, DIRECTV has agreed to pay TiVo a technology development fee to develop a next-generation DIRECTV receiver based on the Company’s Series2 digital video recording technology platform.

Under this agreement, DIRECTV will assume primary responsibility for customer acquisition and support for all next-generation DIRECTV receivers, as well as packaging and branding of DIRECTV’s digital video recording services. The revenue share provision on the Reno receivers was discontinued and replaced by a per-account monthly fee that DIRECTV would pay to TiVo. Therefore, under this new agreement, the relationship with the consumer was changed so that DIRECTV provides primary customer service and support to DIRECTV subscribers with TiVo Service. Additionally, DIRECTV is obligated to absorb all customer acquisition costs. The Company provides server support and limited customer support. The per-account monthly fees paid by DIRECTV for the Company to provide server support and limited customer support are recognized as service revenues as the services are provided.

The term of the Development Agreement is five years and includes a minimum volume commitment from DIRECTV to deploy next-generation DIRECTV receivers with the Company’s digital video recording technology. Under the terms of the agreement, DIRECTV has the option to fulfill its obligations under the minimum volume commitment with a one-time cash payment to the Company. Under the agreement, DIRECTV additionally has the option to purchase a non-exclusive license of the Company’s digital video recording technology. In connection with its exercise of this option, DIRECTV would be required to pay TiVo an up-front fee, per-unit royalties and other fees. The technology license that DIRECTV has the election of exercising is similar in price and structure to other client and server technology source licenses sold to one customer and offered to other customers.

The Services Agreement provides DIRECTV the option to license certain authoring tools from TiVo that would allow DIRECTV to distribute automatic recording capabilities and delivery of promotional video to a receiver’s hard-disk drive. In exchange for the Company’s license to use the software tools that allow DIRECTV to distribute these services directly, DIRECTV has agreed to pay TiVo a fee. The license is granted to DIRECTV in exchange for the fee on an annual basis and is renewable up to four times. The term of the Services Agreement is three years.

The Company also signed an Amendment to Marketing Agreement and Tax Agreement with DIRECTV on February 15, 2002. The Amendment to Marketing Agreement and Tax Agreement amends the Marketing Agreement dated April 13, 1999 and the Tax Agreement dated July 24, 2001. The amendment provides that several terms of the Marketing Agreement, including those relating to, among other things, the billing system, customer service and customer data, be replaced by the terms set forth in the Development Agreement. In conjunction with the execution of the Development Agreement, the amendment also revises provisions relating to, among other things bandwidth allocation, promotional activities, the subscriber billing system and certain indemnification obligations set forth in the Marketing Agreement. Additionally, this amendment affirms that revenue share arrangements with DIRECTV for TiVo stand-alone receivers are permanent and do not change from revenue share arrangements previously in effect. The Amendment also modifies the Company’s indemnity obligations under the Tax Agreement, entered into with DIRECTV as of July 24, 2001, such that, following a specific milestone date set forth in the Development Agreement, DIRECTV will have responsibility for taxability determinations.

On October 31, 2002, the Company entered into the First Consolidated Amendment to the Development Agreement dated February 15, 2002 with DIRECTV, Inc. The amendment revised provisions related to, among other things, the manufacturing release date of the Two-Chip option.

On December 20, 2002, the Company entered into the Second Amendment to the Development Agreement dated February 15, 2002 with DIRECTV, Inc. The amendment revises provisions relating to, among other things, the specifications, development schedules, milestone payment schedule and transition services for the development and manufacture of Series2 DIRECTV receivers and new versions of the associated client software.

On January 8, 2003, the Company entered into the Third Amendment to the Development Agreement dated February 15, 2002 with DIRECTV, Inc. The amendment adds provisions relating to, among other things, the product requirements, the development schedule and the milestone payment schedule for the development of a TiVo-DIRECTV combination device capable of receiving and recording high-definition television signals and new versions of the associated client software. The amendment also revises provisions relating to, among other things, various obligations of the parties under the Development Agreement.

On April 17, 2003, the Company entered into the Fourth Amendment to the Development Agreement dated February 15, 2002 with DIRECTV, Inc. The amendment revises provisions relating to, among other things, hardware and software requirements and development schedules under the Development Agreement.

Hughes Network Systems

On August 31, 2000 the Company entered into a Technology License Agreement with Hughes Network Systems for the manufacture and distribution of digital video recorders that enable the TiVo Service. Subject to certain limitations, the agreement grants Hughes the right to manufacture and sell digital video recorders that enable the TiVo Service in the United States. Hughes was also granted the right to manufacture and sell digital video recorders in the United States that incorporate both DIRECTV’s satellite receiver and the TiVo Service. The Company also granted Hughes a license to TiVo technology for the purpose manufacturing digital video recorders and other devices that enable the TiVo Service.

AOL

On April 29, 2002, the Company entered into a Funds Release Agreement, which terminated the Investment Agreement between AOL and TiVo, dated June 9, 2000. Under the terms of the Investment Agreement, AOL and TiVo set aside $48.0 million of AOL’s $200.0 million investment to subsidize the production of a jointly developed specialized AOL-TiVo set-top box. AOL has adopted TiVo’s existing Series2 platform for the deployment of the AOL application, thereby eliminating the need for funds to subsidize a specialized AOL-TiVo set-top box. Therefore, per the terms of the existing agreements, AOL exercised its put option and TiVo and AOL released $48.0 million of the restricted funds to AOL for the repurchase of 1.6 million shares of Series A redeemable convertible preferred stock. AOL held a remaining 1,111,861 shares of Series A convertible preferred shares. AOL converted its remaining shares of Series A convertible preferred stock into 1,111,861 shares of common stock on September 13, 2002.

The interest earned on the restricted funds, which totaled approximately $3.9 million, was released to TiVo and recognized as interest income.

On April 30, 2002, TiVo entered into a Development and Distribution Agreement with AOL. This agreement superseded, replaced and terminated the Commercial Agreement. Under the terms of the new agreement, AOL has agreed to pay TiVo a technology development fee to develop the AOL service as a premium application on the Company’s recently announced Series2 digital video recording technology platform. AOL has already made an up-front payment of $4.0 million under this agreement. AOL will also pay TiVo a revenue share on subscription revenues received from users of AOL on the TiVo platform and has agreed to reimburse TiVo for certain operating costs related to the AOL application. Under the agreement, AOL additionally has the option to purchase a non-exclusive license of the Company’s digital video recording technology. In connection with its exercise of this option, AOL would be required to pay TiVo an up-front fee, per-unit royalties and other fees. Under the agreement, AOL also agreed to fund certain research and development by TiVo. The term of the Development and Distribution Agreement is four years.

TiVo believes that each of the foregoing transactions was in its and its stockholders’ best interests. As a matter of policy, the transactions were, and all future transactions between TiVo and any of its officers, directors or principal stockholders, will be approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to TiVo than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”) is currently composed of Messrs. Komisar and Yang, neither of whom are currently officers or employees of TiVo. Mr. Alsop was a member of the Compensation Committee until his resignation in January 2003. The Committee is responsible for establishing TiVo’s compensation programs for our directors and executive officers and for administering our stock option incentive plans. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

The goals of the compensation program are to align compensation with business objectives and performance and to enable TiVo to attract, retain and reward executive officers and other key employees who contribute to the long-term success of TiVo and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

•	TiVo pays competitively by reviewing executive compensation information derived from a survey of U.S.-based companies whose revenue levels and industry are generally considered to be comparable to TiVo, all of which are listed on Nasdaq. Although the Committee does not use a specific formula to set pay in relation to this market data, it generally sets executive officer annual base salary and annual incentives above the average salaries for comparable jobs in the marketplace.

•	TiVo maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

•	TiVo provides significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long term to respond to its business challenges and opportunities as owners and not just as employees.

Base Salary.    The Committee annually reviews each executive officer’s base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

Annual Incentives.    The annual Executive Bonus Plan is based on strategic, operational and functional performance. The actual incentive award earned depends on the extent to which corporate and individual performance objectives are achieved. At the start of each year, the Committee and the full Board of Directors review and approve the annual performance objectives for TiVo and individual officers. TiVo’s objectives consist of operating, strategic and financial goals that are considered to be critical to its fundamental long-term goal of building stockholder value. For the fiscal year ended January 31, 2003, these goals included being cash flow positive for the fourth quarter of fiscal year 2003, the achievement of subscriber growth and revenue targets and the addition of new consumer electronic partners.

After the end of the fiscal year, the Committee evaluates the degree to which TiVo has met its goals and evaluates each participant’s performance against the objectives. Bonuses are awarded based on the participant’s contributions during the year. Awards are paid in cash and distributions are made in March following the performance year.

Long-Term Incentives.    TiVo’s long-term incentive program consists of the 1997 and 1999 Equity Incentive Plans. The incentive stock option program utilizes vesting periods (generally four years) to encourage key employees to continue in its employ. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants are made at 100% of fair market value on the date of grant. Employees receive value from these grants only if the Common Stock appreciates over the long-term. The size of option grants is determined based on practices at leading companies in the technology industry and TiVo’s philosophy of significantly linking executive compensation with stockholder interests. The Committee believes this approach creates an appropriate focus on longer term objectives and promotes executive retention.

Other Compensation.    TiVo’s executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including TiVo’s Employee Stock Purchase Plan. In addition, from time to time, executive officers have received sign-on bonuses or other bonuses based on extraordinary effort.

Corporate Performance and Chief Executive Officer Compensation

Mr. Ramsay’s base salary at the end of fiscal year ended January 31, 2003 as Chief Executive Officer was $325,000. The Committee set Mr. Ramsay’s base annual salary through fiscal year ending January 31, 2004 at $350,000. This amount, in addition to annual incentives was estimated to provide an annual cash compensation level at the average as compared to the above mentioned selected group of comparable companies. In setting this amount, the Committee took into account (i) its belief that Mr. Ramsay is a Chief Executive Officer of a leading technology company who has significant and broad-based experience in the personal television industry, (ii) the scope of Mr. Ramsay’s responsibility, and (iii) the Board’s confidence in Mr. Ramsay to lead TiVo’s continued development. Considering these factors, Mr. Ramsay was granted an option in April 2003 to purchase 500,000 shares of Common Stock as an incentive for future performance, an amount the Committee determined was consistent with competitive practices.

During fiscal year ended January 31, 2003, TiVo achieved several, but not all, of its corporate objectives. The Committee rated Mr. Ramsay’s individual performance as above average primarily reflecting his success in TiVo’s achievement of several of the goals determined at the beginning of fiscal year 2003, which included the TiVo being cash flow positive for the fourth quarter of fiscal year 2003, achieving subscriber growth and revenue targets and the addition of new consumer electronic partners.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to its chief executive officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders.

The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive officer of TiVo. After consideration of the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be “performance-based” and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under TiVo’s cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, TiVo’s compensation philosophy and TiVo’s best interests.

Conclusion

Through the plans described above, a significant portion of TiVo’s compensation program and Mr. Ramsay’s compensation are contingent on TiVo’s performance, and realization of benefits is closely linked to increases in long-term stockholder value. TiVo remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of TiVo’s business may result in highly variable compensation for a particular time period.

Compensation Committee

Geoffrey Y. Yang and Randy Komisar

Compensation Committee Interlocks and Insider Participation

The members of TiVo’s Compensation Committee are Messrs. Komisar and Yang. None of the members of our Compensation Committee is currently or has been, at any time since its formation, an officer or employee. Prior to the formation of the Compensation Committee, all decisions regarding compensation for directors, officers, employees and consultants and administration of stock and incentive plans were made solely by the Board of Directors.

Stock Performance Measurement Comparison

The following graph shows a comparison of cumulative total stockholder returns for TiVo’s Common Stock, the Nasdaq Stock Market Index for U.S. Companies and the Standard & Poor’s 500 Index. The graph assumes the investment of $100 on September 29, 1999, the date of TiVo’s initial public offering. The data regarding TiVo assumes an investment at the initial public offering price of $16.00 per share of TiVo’s Common Stock. All values assume reinvestment of the full amount of all dividends and are calculated as of January 31, 2003. The performance shown is not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

TIVO INC., NASDAQ STOCK MARKET AND S&P 500

	9/99	12/99	12/00	1/01	1/02	1/03
TiVo Inc.	$100	$210.94	$33.59	$44.56	$37.94	$32.31
Nasdaq Stock Market (U.S.)	$100	$149.04	$90.49	$101.56	$70.84	$48.38
S&P 500 Index	$100	$115.84	$104.09	$107.70	$88.48	$67.46

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TiVo’s directors and executive officers and persons who own more than ten percent of a registered class of TiVo’s equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of TiVo. Reporting Persons are required by SEC regulation to furnish TiVo with copies of all Section 16(a) forms they file.

To TiVo’s knowledge, based solely on a review of the copies of such reports furnished to TiVo and written representations from certain Reporting Persons that no other reports were required, TiVo believes that during fiscal year ended January 31, 2003 all Reporting Persons complied with all applicable filing requirements.

Relationship with Independent Public Accountants

The firm of independent public accountants recommended by the Audit Committee and selected by the Board of Directors for the fiscal year ending January 31, 2004 is KPMG LLP. The Board of Directors expects that the representatives of KPMG LLP will be present at the meeting, will be given an opportunity to make a statement at such meeting if they desire to do so and will be available to respond to appropriate questions.

Incorporation by Reference

In TiVo’s filings with the SEC, information is sometimes “incorporated by reference”. This means that TiVo is referring you to information that has previously been filed with the SEC, so that information should be considered as part of the filing that your are reading. Portions of this proxy statement are incorporated by reference in our Annual Report for the fiscal year ended January 31, 2003. Based on SEC regulations, the performance graph on page 28 of this proxy statement, the “Compensation Committee Report” on page 26 and “Report of the Audit Committee” on page 7 specifically are not incorporated by reference into any other filings with the SEC.

This proxy statement is sent to you as part of the proxy materials for the 2003 Annual Meeting of Stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of TiVo stock.

Availability of Additional Information

Copies of the TiVo’s Annual Report for the fiscal year ended January 31, 2003 have been distributed to stockholders entitled to vote at our 2003 Annual Meeting of Stockholders. Additional copies and additional information, including the Annual Report on Form 10-K filed with the SEC, are available without charge from Investor Relations, 2160 Gold Street, P.O. Box 2160, Alviso, CA 95002. The annual report, proxy statement and Form 10-K are also available on TiVo’s web site.

Stockholder Proposals for 2004 Annual Stockholders’ Meeting

The deadline for submitting a stockholder proposal for inclusion in TiVo’s proxy statement and form of proxy for TiVo’s 2004 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 is March 2, 2004. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must give timely notice thereof in writing to the Secretary of TiVo. To be timely, a stockholder’s proposal or nomination must be delivered to or mailed and received at the principal executive offices of the Company no later than the close of business on May 11, 2004 nor earlier than the close of business on April 12, 2004, and must otherwise satisfy the requirements of TiVo’s Bylaws. If the date of the 2004 Annual Meeting changes by more than thirty (30) days from the date of the 2003 Annual Meeting, a stockholder’s proposal or nomination must be delivered to or mailed and received at TiVo’s principal executive offices no later than ten (10) calendar days following the first public announcement of the revised date of the 2004 Annual Meeting. A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the 2004 Annual Meeting:

•	a brief description of the business desired to be brought before the 2004 Annual Meeting and the reasons for conducting the business at the 2004 Annual Meeting,

•	the name and address, as they appear on the corporation’s books, of the stockholder proposing the business,

•	the class and number of shares of TiVo stock which are beneficially owned by the stockholder,

•	any material interest of the stockholder in the business and

•	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal.

Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in the TiVo’s Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in TiVo’s Bylaws.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

By Order of the Board of Directors,

Michael Ramsay
Chairman of the Board and Chief Executive Officer

Alviso, California

June 30, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TIVO INC.

2003 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of TiVo Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 30, 2003, and hereby appoints Michael Ramsay and David H. Courtney, or either of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2003 Annual Meeting of Stockholders of TiVo Inc., to be held on August 6, 2003, at 10:30 a.m., at the offices of Latham & Watkins at 135 Commonwealth Drive, Menlo Park, California, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) for the election of three directors to hold office until the 2006 Annual Meeting of Stockholders; (2) for the ratification of the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending January 31, 2004; and as said proxies deem advisable on such other matters as may come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒	Please mark your votes as in this example.

1	Election of Directors ☐ FOR all nominees (except as indicated) ☐ WITHHOLD authority to vote for all nominees

Nominees: Michael Ramsay, Randy Komisar and Geoffrey Y. Yang

If you wish to withhold authority to vote for any individual nominee, strike a line through that individual’s name.

2.	To ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending January 31, 2004.

☐ FOR ☐	AGAINST ☐ ABSTAIN

Note: This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon and returned in the enclosed envelope.

SIGNATURE(S)

DATE

Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE